Exhibit 1A-2.2

amalgamation: Date de la constitution ou de la fusion • 2019/10/08 (Year, Month, Day) (année, mois, jour) Resolved that: 1. The issued and outstanding common shares of the Corporation be split on the basis of two and a half (2.5) common shares for every one (1) issued and outstanding common shares of the Corporation. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé Ia résolution autorisant Ia modification le 2020/03/03 (Year, Month, Day) (année, mois, jour)